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                                                                     EXHIBIT 3.3


                                                                  FILED
                                                           2002 MAR - 1 PM 2:00

                                                            SECRETARY OF STATE
                                                           TALLAHASSEE, FLORIDA


                             ARTICLES OF AMENDMENT

                                     TO THE

                           ARTICLES OF INCORPORATION

                                       OF

                            WHITEHALL LIMITED, INC.

                                  ------------


    The undersigned hereby certify that:

    A. RONALD MUSTARI is the President and JOANNE MUSTARI is the Secretary of WHITEHALL LIMITED, INC., a Florida Corporation, whose Articles of Incorporation were filed with the Department of State, State of Florida, on June 24, 1999.

    B. The Articles of Incorporation of the Corporation authorize Preferred Stock to be issued in series, and authorize the Board of Directors to determine the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares and designation of any such series.

    C. The following Amendment to the Articles of Incorporation of the Corporation was unanimously adopted by the Board of Directors of the Corporation, at a special meeting at which all of the Directors were present and voting throughout, duly called for the purpose of adopting this Amendment and held on March 29, 2001.

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    D. In accordance with Article III of the Articles of Incorporation of the
Corporation, the Board of Directors of the Corporation do hereby establish a series of Preferred Stock as follows:

        1. Designation of Series. The designation of the series of Preferred Stock to be issued shall be classified as Series A Preferred Stock.

        2. Number of Shares and Par Value. The total number of authorized shares of such Series A Preferred Stock shall be TWO MILLION SIXTY ONE THOUSAND NINE HUNDRED FORTY SIX (2,061,946), having a par value of $.10 per share.

        3. Dividends. The Series A Preferred Stock shall be entitled to receive, out of funds legally available therefore, when and as declared by the Board of Directors, dividends (except dividends payable solely in Common Stock of the Corporation) in cash, with such cash dividends having a priority over the payment of any dividends to the holders of the Common stock of the Corporation. All dividends declared with respect to said Series A Preferred Stock shall be non-cumulative.

        4. Liquidation Rights. The holders of the Series A Preferred Stock shall have the following liquidation rights:

            a. In the event of any liquidation, dissolution or winding up of the business operations of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred stock shall be entitled to receive, prior to and in preference to any distribution of any of the assets or surplus funds of the


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Corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $2.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all declared, but unpaid, dividends for each share of Series A Preferred Stock then held by them. In the event the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then in that event, the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A Preferred Stock in proportion to the shares of Series A Preferred Stock then held by them.

          b. After payment to the holders of the Series A Preferred Stock of the amounts set forth above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock of the Corporation in proportion to the shares of said Common Stock then held by them.

          c. For purposes of this Section, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which the outstanding shares of the capital stock of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring Corporation or its subsidiary (other than a mere reincorporation transaction), or (ii) the sale of all or substantially all of the assets of the Corporation, shall be

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treated as a liquidation, dissolution or winding up of the Corporation as hereinabove defined, and shall entitle the holders of Series A Preferred Stock and the holders of the Common Stock or the Corporation to receive at the closing in cash, securities or other property (valued as provided in subparagraph d. immediately following) the amounts hereinabove specified.

          d. In the event any distribution provided for in this Section shall be payable in securities or properties other than cash, then in that event, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors of the Corporation.

          5. Voting Rights. Except as otherwise expressly provided herein or as required by law, the holder of each share of Series A Preferred Stock shall
(i) be entitled to the number of votes equal to the number of shares of the Common Stock of the Corporation into which such shares of Series A Preferred Stock could then be converted, (ii) have voting rights and powers equal to the voting rights and powers of the holders of the Common Stock of the Corporation,
(iii) vote together with the holders of the Common Stock of the Corporation as a single class, and (iv) be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted, and any fractional voting rights that might otherwise arise shall be rounded to the nearest whole number (with one-half being rounded upward).

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        6. Conversion of Series A Preferred Stock. The holders of the Series A
Preferred Stock shall have the following conversion rights:

            a. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into two (2) fully paid and nonassessable shares of the Common Stock of the Corporation. Upon conversion, all declared and unpaid dividends on the Series A Preferred Stock shall be paid either in cash or in shares of the Common Stock of the Corporation, at the election of the Corporation, wherein the shares of said Common stock shall be valued at the fair market value at the time of such conversion, as determined in good faith by the Board of Directors of the Corporation.

            b. Before any holder of Series A Preferred Stock shall be entitled to convert same into shares of the Common Stock of the Corporation and to receive certificates therefore, said holder shall surrender the certificate or certificates previously issued for said Class A Preferred Stock, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office that the holder elects to exercise the conversion rights herein granted. The Corporation shall not be obligated to issue certificates evidencing the shares of its Common Stock issuable upon such conversion unless the certificates evidencing


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the shares of Series A Preferred Stock are either delivered to the corporation or its transfer agent as provided above, or the holder thereof notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed, and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver to the holder of Series A Preferred Stock, a certificate or certificates for the number of shares of the Common Stock of the Corporation to which the holder shall be entitled as hereinabove set forth. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of the Common Stock of the Corporation issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

            c. The number of shares of the Common Stock of the Corporation into which each share of Series A Preferred Stock is convertible shall be subject to adjustment from time to time as follows:

                (1). In the event the Corporation at any time after the date on which a share of Series A Preferred Stock is issuable shall declare or pay, without consideration, any dividend on



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its Common Stock payable in its Common Stock or any right to acquire its Common
Stock for no consideration, or shall effect a subdivision of the outstanding shares of its Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in its Common Stock or in any right to acquire its Common Stock) or in the event the outstanding shares of the Common Stock of the Corporation shall be combined or consolidated, by reverse stock split, reclassification or otherwise, into a lesser number of shares of Common Stock, then in either event, the number of shares of the Common Stock of the Corporation to which the holders of Series A Preferred Stock would have been entitled to receive upon conversion immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event the Corporation shall declare or pay, without consideration, any dividend on its Common Stock payable in any right to acquire its Common Stock for no consideration, then in that event, the Corporation shall be deemed to have made a dividend payable in its Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire its Common Stock.

            (2). In the event the Common Stock of the Corporation issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a


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subdivision or combination of shares as described above, or a merger or other reorganization as described above), then in that event, the number of shares of the Common Stock of the Corporation to which the holders of Series A Preferred Stock would have been entitled to receive upon conversion immediately prior to such change shall, concurrently with the effectiveness of such reorganization or recapitalization, he proportionately adjusted so that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of the Common Stock of the Corporation which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of the Common Stock of the corporation that could have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before such change.

            (3). Upon the occurrence of any adjustment or readjustment as described above, the corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms and conditions hereof, and shall furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder or Series A Preferred stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of the Common Stock of the Corporation and the amount, if any, of other


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property which at the time would be received upon the conversion of Series A
Preferred Stock.

                        (4). The Corporation shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, and shall at all times in good faith assist in the carrying out of all the provisions of this Section and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock herein set forth against impairment.

        7. Covenants. In addition to any other rights provided by law, so long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Series A Preferred Stock:

                a. amend or repeal any provision of, or add any provision to, the Articles of Incorporation of the Corporation if such action would materially and adversely alter or change the rights, preferences, privileges or restrictions of the Series A Preferred Stock; or


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                b. create any new class of shares that has rights, preferences or privileges superior to or on a parity with those of Series A Preferred Stock.

        8. Effective Date. The effective date of this Amendment to the Articles of Incorporation of the Corporation shall be March 29, 2001.

    The undersigned President and Secretary of the Corporation have executed these Articles of Amendment this 29th day of March, 2001.


                                        /s/ RONALD MUSTARI
                                        ------------------------------------
                                        Ronald Mustari, President


                                        /s/ JOANNE MUSTARI
                                        ------------------------------------
                                        Joanne Mustari, Secretary


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